AS FILED WITH THE SECURITIES & EXCHANGE COMMISSION ON October 27, 1999

                                                              File No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------

                         NATIONAL REHAB PROPERTIES, INC.
                         -------------------------------
                 (Name of small business issuer in its charter)

    Nevada                                                          65-0439467
--------------------------------------------------------------------------------
  (State of                  (Primary Industrial                   (IRS Employer
Incorporation)              Classification Number)                  I.D. Number)

            2921 NW Sixth Avenue, Miami, Florida 33127 (305) 573-8882
            ---------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                      CSC/The United States Corporation Co.
                                1013 Centre Road
                              Wilmington, Delaware
                                 (302) 998-0595
       ------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                             Richard P. Greene, P.A.
                     2455 East Sunrise Boulevard, Suite 905
                         Fort Lauderdale, Florida 33304
                                 (954) 564-6616
                               Fax: (954) 561-0997

Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/


                                       CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                                                    Proposed
                                                 Amount of         Proposed          Maximum
                                                  Shares            Maximum         Aggregate         Amount of
Title of Each Class of                             To be          Offer Price       Offering        Registration
Securities to be Registered                     Registered       Per Share(1)         Price              Fee
---------------------------                     ----------        -----------       ---------       ------------
Common Stock                                    10,000,000           $0.25         $2,500,000          $695.00

================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee based upon the average of the bid and asked price in the over the counter market on October 22, 1999.

         The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

   Pursuant to 501(B) of Regulation S-K showing location in the Prospectus of information required by Items 1 through 21, Part I, of Form S-B

         Cross Reference Sheet between Items of Form SB-2 and Prospectus

     FORM SB-2 ITEM NUMBER AND CAPTION        PROSPECTUS CAPTIONS

1.   Front of Registration Statement and      Outside Front Cover Page of
     Outside Front Cover Page of              Prospectus
     Prospectus

2.   Inside Front and Outside Back Cover      Inside Front Cover Page;
     Pages of Prospectus                      Experts, Available Information;
                                              Back Cover Page

3.   Summary Information and Risk Factors     Prospectus Summary, Risk Factors

4.   Use of Proceeds                          Use of Proceeds

5.   Determination of Offering Price          Outside Front Cover Page, Plan
                                              of Distribution

6.   Dilution                                 Dilution

7.   Selling Security Holders                 Not Applicable

8.   Plan of Distribution                     Plan of Distribution

9.   Legal Proceedings                        Litigation

10.  Directors, Executive Officers,           Management; Principal
     Promoters and Control Persons            Shareholders

11.  Security Ownership of Certain
     Beneficial Owners and Management         Principal Shareholders

12.  Description of Securities
                                              Description of Securities

13.  Interest of Named Experts and
     Counsel                                  Experts

14.  Disclosure of Commission Position on
     Indemnification for Securities Act       Securities and Exchange
     Liabilities                              Commission Policy

15.  Organization within last five years
                                              Prospectus Summary; The Company;
                                              Business

16.  Description of Business                  Business

17.  Management's Discussion and Analysis     Management's Discussion and
     or Plan of Operation                     Analysis of Financial Condition
                                              and Plan of Operation

18.  Description of Property                  Business

19.  Certain Relationships and Related        Certain Transactions
     Transactions

20.  Market for Common Equity and Related     Front Cover Page; Capitaliza-
     Stockholder Matters                      tion; Dividends; Description of
                                              Securities; Principal
                                              Shareholders

21.  Executive Compensation                   Management

22.  Financial Statements                     Selected Financial Data;
                                              Financial Statements

23.  Changes in and Disagreements with        Not applicable
     Accountants on Accounting and
     Financial Disclosure

                         NATIONAL REHAB PROPERTIES, INC.

                        10,000,000 SHARES OF COMMON STOCK

        National Rehab Properties, Inc. (the "Company") hereby offers for sale 10,000,000 shares (the "Shares") of its Common Stock. The Company will offer to sell the Shares, the proceeds of which will be utilized as set forth in the "Use of Proceeds" section set forth herein. The Company's Common Stock is quoted on the OTC Electronic Bulletin Board under the symbol NRPI. On October 21, 1999, the closing bid quotation for the Common Stock was $____________.

        THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT IN THE COMPANY WITHOUT A MATERIALLY ADVERSE IMPACT ON THEIR STANDARD OF LIVING OR FINANCIAL SECURITY. THEREFORE, PRIOR TO PURCHASE, EACH PROSPECTIVE INVESTOR SHOULD CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS (SEE "RISK FACTORS" BEGINNING ON PAGE 6) AND CONFLICTS OF INTEREST, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THE PROSPECTUS.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE OR THE SECURITIES AND EXCHANGE COMMISSION NOR HAS ANY STATE OR THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                      Underwriting
                        Price to     Discounts and      Proceeds to the
                         Public       Commissions           Company

Per Share                $____          $ -0-                 $_____

Total Offering      $_________          $ -0-             $_________

        The securities offered by the Company's Officers and Directors on a "best efforts" basis. Officers and Directors selling any of the Shares will not be entitled to receive a commission, and will have the right to accept or reject subscriptions. It is expected that delivery of certificates representing the securities will be made against payment therefor on or about ___________, 2000 in Fort Lauderdale, Florida (the "Closing"). No registered representatives of any NASD member firm will be involved in the sale of any of the Shares registered hereby.

                  Date of this Prospectus is ___________, 2000

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

SUMMARY OF THE OFFERING

Shares of Common Stock which may be offered by the Company............10,000,000

OTC Bulletin Board Symbol...................................................NRPI

SUMMARY OF THE BUSINESS

         The Company was formed on October 1, 1993 under the laws of the state of Florida. On December 15, 1994, the Company merged with Mister Las Vegas ("MLV"), a Nevada corporation which was formed on October 18, 1971 and was a non-reporting, public company. The merger created National Rehab Properties, Inc., a Nevada corporation, authorized to transact business in Florida on August 17, 1995.

         The residential construction industry in general is one that is continually and rapidly expanding. The Company specializes in investing in and revitalizing homes in established older residential neighborhoods in urban areas that have been abandoned by the middle-class which typically moves outward from the inner cities into the newer suburban developments. The Company either buys vacant lots and builds a single family home thereon, or buys an abandoned house and renovates it. In either case, the Company then sells the home for a profit. Renovated or rebuilt starter homes were valued at approximately $30,000 in 1981, $45,000 in 1987, $60,000 in 1994, $70,000 in 1997, and $85,000 in 1999. The
years ahead should find properties in this affordable housing market at the $90,000 range or higher.

         Over the past 30 years, the market targeted by the Company continues to be fruitful regardless of national inflation or economic stagnation. The Company's management believes the real estate market will continue to be ripe for the Company's future investments. Thousands of homes suffer foreclosure and abandonment every year, creating an unlimited supply of lots and dilapidated homes which fit the Company's investment standards.

         The Company has a successful record of identifying and purchasing distressed or foreclosed properties, completing renovations on those properties rapidly and inexpensively, and marketing the properties to qualified first-time buyers who can buy the properties with little or no down payment. The Company typically sells a property for $90,000 and produces a profit of $15,000 per sale for the Company. The complete buy-repair or build-resell process for each property takes approximately six months. The intended result is an annual pre-tax return of approximately $30,000 on a $60,000 investment.

         The United States Department of Housing and Urban Development (HUD) and the Federal Housing Administration (FHA) support the cities and their residential neighborhoods with programs designed to work with developers to create low down payment housing. Being favorable to lower income citizens, these programs are non-subsidized by the government and carry their own weight in Washington's bureaucratic environment where charity is often scorned. As a rule, the federal government favors private ownership over public housing and tenant/renter situations. The HUD and FHA programs are specifically aimed at the low-income neighborhoods of America in an attempt to maintain the nation's existing housing stock which has depreciated and declined due to foreclosure, abandonment and old age. The Community Reinvestment Act (CRA) requires banks all over the nation to invest in these neighborhoods. It is up to the private and public sectors to engage these encouraging and sound programs and make them successful. The Company takes advantage of that challenge by revitalizing abandoned urban neighborhoods, and in so doing, helps hundreds of working-class families realize the American dream of home ownership.

Past Operations

         The Company's business is real estate and in order to buy real estate for the Company business of rehabilitating houses or building houses, construction financing is necessary. Through the years, the Company has constantly had difficulty in borrowing money from banks due to lack of cash in the corporate bank account. This is evidenced by the income of the years 1994 through 1997 (Federal Income Tax report was as follows for the years 1994 though 1997: $61,965 - 1994; $73,886 - 1995; $76,684 - 1996; $20,369 - 1997; ($344,064)
- 1998). In May of 1997, the Company entered into a line of credit for $1,500,000 with an investment banking company. The interest rate was between 15% and 18% per year with an equal amount in placement fees. Additionally, the Company had to give the lender 4,000,000 shares of restricted stock. The Company entered into this agreement due to lack of credit for the rehabilitation of houses. In 1997, the Company opened an office in New Orleans, Louisiana, because that city has 39,000 declared houses in need of repair. In 1997 and 1998, the Company did 25 houses in New Orleans and between the points and interest the Company lost approximately $240,000. In 1998, the Company left New Orleans as it was determined that the excessive rate of interest being charged for the money borrowed, the Company could not be profitable. As of December 31, 1998, the inventory of Company-owned houses in New Orleans, houses with the excessively high interest rates, was zero. In December 1998, the Company, through it's legal counsel, filed a lawsuit against the lender and it's president for civil and criminal usury in Dade County Circuit Court. In that lawsuit the Company is asking for return of principal, damages and return of the stock issued to the defendants, et al. That stock (400,000 shares post split) is currently partially held in escrow with the courts and partially still in restricted form pending the result of the litigation.

         In 1997, a receivable of $105,000 was written off by the Company due to the bankruptcy of the debtor, an original incorporate of the Company.

         In January, 1999, the Company did a reverse split of it's stock on a 1 for 10 basis and proceeded to raise $557,500 from the sale and/or conversion into common stock of senior subordinated debentures. In addition, the Company raised $211,500 from the sale of its restricted stock during the 1999 fiscal year. The reverse split was done in order to reduce the number of shares outstanding so that it would be possible to attract investment capital to the Company through the sale of Common Stock.

Present Operations

         The Company is currently based in Miami where the building plan is 100 houses per 12 month period. As a public Company, National Rehab Properties, Inc. is traded over-the-counter as a bulletin board stock under the symbol NRPI.

         In 1999, the Company purchased 17 building sites in Miami for cash, filed for building permits and is proceeding forward with construction. A profit of $300,000 is expected from the completion of these sales. Those houses will be encumbered by mortgages from a Miami lending institution. The decision to build houses in Miami was the result of a market study showing a large demand for first time buyer homes and the large number of vacant lots in the mature residential neighborhoods the Company is accustomed to dealing in. Due to it's cash position, the Company expects to acquire construction financing for the Miami project. The Miami project of 100 houses is contingent upon construction financing.

         The Company has made a deposit on a 20 acre tract of land with a purchase price of $280,000 in Vero Beach, Florida. The Company anticipates improving the land with road and utilities and platting the land for 100 single family home sites. The Company anticipates a land and acquisition loan from a local lending institution for the cost of construction of improvements to the land and the Company further anticipates building the houses with construction financing and reselling the houses in the local economy. The Company has funds available to purchase the land without financing. Known as "Eagle Trace," the project is estimated to create a profit for the Company of $3,500,000. This project is contingent upon construction financing for the land improvements and home construction.

         The Company has a signed contract to purchase an aluminum manufacturing plant that produces aluminum and glass railings, storm shutters and aluminum windows for sale in South Florida. In 1998, the Company had $4,600,000 in sales revenues, however was not profitable due to lack of cash to finance the sale of its products awaiting construction draws. National Rehab Properties, Inc. is acquiring 80% of the company and the Company's financials will be consolidated with the parent company. The Company anticipates acquiring financing for its receivables through a factoring company for the subsidiary. The receivable financing will be the only debt of the company. At that time it is anticipated that the subsidiary will be able to increase revenues to $12,000,000 per year and it is projected that the net income will result in $2,000,000 to the bottom line of the Company. The Company has the funds for acquisition, however, the receivable financing funds are not yet in place and therefore the potential profitability of the acquisition target is not secure. The Company feels that the supply of users for the target's products are immense because the acquisition target is one of three companies that are licensed to build products passing the newest hurricane protection laws. There can be no assurance that the contemplated acquisition will occur and, if consummated, that it will provide profitable operations for the Company.

         The Company's offices are located at 2921 NW 6th Avenue, Miami, Florida 33127. Its telephone number is (305) 573-8882.

SUMMARY FINANCIAL INFORMATION

         The summary financial data set forth below is derived from and should be read in conjunction with the financial statement, including the notes thereto, appearing elsewhere in this Prospectus.

Statements of Operations Data
Year Ended September 30,

                                                    Ten Months
                                                   Ended July 31
                                          ------------------------------
                                              1998               1999
                                          -----------        -----------
Total Revenue                             $   937,951        $   379,881
Total Costs and Expenses                    1,282,015            350,239
Profit (Loss) From Operations                (344,064)            29,642
Net Profit (Loss) Applicable
  to Common Shareholders                  $  (344,064)       $    29,642
Net Profit (Loss) per Common Share        $   (0.0352)       $    0.0121
Weighted Average Number of Shares
  of Common Stock                           9,773,700          2,442,450

Balance Sheet Data:
Year Ended September 30,

Working capital                           $  (211,115)       $   714,674
Total Assets                                1,163,738            963,438
Total Liabilities                           1,033,319            189,099
Stockholders' Equity                      $   130,419         $  774,339

                                  RISK FACTORS

         The Securities offered herein involve a high degree of risk. Accordingly, before deciding to purchase, investors should carefully consider the following risk factors along with the other matters discussed herein.

CONTROL BY MANAGEMENT

         Following completion of this Offering, the present principal shareholders will maintain voting control of the Company based on the issuance of 1,000,000 Class A Common Shares, which entitle the holder thereof to 20 votes for every share held. The purpose of issuing these shares is to insure that current management will maintain control of the Company despite maintaining beneficial ownership of less than a majority of the shares of the Company's Common Stock. Furthermore, the disproportionate vote afforded the Class A Common Stock will prevent or impede potential acquirors from seeking to acquire control of the Company, which could have a depressive effect on the price of the Company's securities. There is no public market for the Class A Common Stock and no market will develop. The Class A Common Stock is non-transferable except to a family member.

BROAD DISCRETION OVER USE OF PROCEEDS

         Management will have broad discretion over the use of proceeds from the potential sale of the Shares offered hereby. Although management will endeavor to act in the best interests of the shareholders, there can be no assurance that the decision to utilize proceeds will prove profitable to the Company. (See "Use of Proceeds".)

IMMEDIATE AND SUBSTANTIAL DILUTION

         Purchasers of the Shares along with current shareholders will incur substantial and immediate dilution as a result of the issuance of the Shares offered hereby. (See "Dilution".)

STOCK MARKET VOLATILITY

         General market price declines or market volatility in the future could adversely affect the price of the Company's Common Stock. In recent years, the stock markets in general, and securities of small capitalization companies in particular, have experienced extreme price fluctuations in response to such occurrences as quarterly variations in operating results, changes in earnings estimates, and announcements concerning strategic relationships and other events or facts. This pattern of extreme volatility in the stock market, which in many cases was unrelated to actual operating performance, may adversely affect the price of the Company's Common Stock.

OTC BULLETIN BOARD LISTING REQUIREMENTS

         The Company expects to complete this registration of its Common Stock and to file the appropriate form to become a fully reporting Company under the Securities Exchange Act of 1934, as amended. Under the new rules for continued listing on the Bulletin Board, companies are required to become fully reporting. Although the Company intends to complete all required filings on a timely basis, there can be no assurance that the Company will not be de-listed from the Bulletin Board. If de-listed, the market will almost certainly reflect a depressive affect on the price of the Company's Common Stock.

RISK OF LOW-PRICED STOCK; PENNY STOCK REGULATIONS

         Based upon the price of the Company's Common Stock as currently traded on the OTC Bulletin Board, the Company may be subject to Rule 15g-9 under the Exchange Act which imposes additional sales practice requirements on broker-dealers which sell securities to persons other than established customers and "accredited investors." For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received a purchasers written consent to the transaction prior to sale. Consequently, the Rule may adversely affect the ability of the broker-dealers to sell the Company's securities and may affect the ability of the purchasers in this Offering to sell any of the securities acquired hereby in the secondary market.

         The Commission adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share, subject to certain exceptions. Since the Company's securities may be subject to the existing rules on penny stock, the market liquidity for the Company's securities could be severely adversely affected.

POSSIBLE LOSS OF ENTIRE INVESTMENT

         Prospective investors should be aware that if the Company is not successful in the operation of its current business, or any future acquisition endeavors, their entire investment in the Company could become worthless. In addition, the Company's success is highly dependent upon the receipt of funds from this Offering. Even if the Company is successful in its operations and potential acquisitions, there can be no assurances that investors will derive a profit from their investment.

GOVERNMENT REGULATION

         The Company will be subject to applicable provisions of federal and state securities laws and to regulations specifically governing the real estate industry, specifically those governing federally backed mortgage programs. The operations of the Company will also be subject to regulations normally incident to business operations (e.g., occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation and income tax and social security related regulations). Although the Company will make every effort to comply with applicable regulations, it can provide no assurance of its ability to do so, nor can it predict the effect of these regulations on its proposed activities.

NEED FOR ADDITIONAL FUNDS

         The Company will require substantial additional funding to further its real estate operations and business objectives. Although the Company believes that such funds will become available from sources including cash flow from its operations, bank loans, factoring or sale of additional securities, it has not formulated any specific plan for raising additional funds, including sale of additional equity securities, as of the date of this Prospectus. There can be no assurance that such additional funds would be available when needed or that they would be available on attractive terms or that raising additional funds from the Shares offered hereby would not result in substantial reduction in the value of the Company's shares.

NO ASSURANCE OF COMMERCIAL SUCCESS; UNCERTAINTY OF MARKET ACCEPTANCE

         The Company competes in the highly competitive market for real estate development and housing construction. The Company's prospects for success will therefore depend on its ability to successfully market its houses to buyers. As a result, demand and market acceptance for the Company's houses is subject to a high level of uncertainty. The Company currently has limited financial, personnel and other resources to undertake the extensive activities that will be necessary to acquire and build its houses and related real estate projects. There is no assurance that the Company will be able to formalize expanded marketing arrangements or that its marketing efforts will result in substantial additional revenues. See "Business".

DEPENDENCE UPON KEY MANAGEMENT

         The Company is dependent upon the members of management set forth herein. Accordingly, the Company will be adversely affected if the services of such persons ceased to be available to the Company.

COMPETITION

         The Company may compete against other companies engaged in the same or similar business of the Company. These companies may have substantially greater financial, technical, personnel and other resources than the Company and may have established reputations for success in the real estate industry. The ability of the Company to compete will depend on its ability to continually locate and develop suitable real estate projects. There is no assurance that the Company will be able to compete successfully against potentially stronger competitors in the real estate industry.

POTENTIAL LACK OF LIQUIDITY

         The Company's Common Stock currently trades on the OTC Bulletin Board under the symbol NRPI. Stocks trading on the OTC Bulletin Board generally attract a smaller number of market makers and a less active public market and may be subject to significant volatility. Sales of substantial amounts of shares of the Company's common stock in the public market pursuant to additional capital financing transactions which may be undertaken by the Company in the future could adversely affect the market price of the Company's Common Stock and the Company's ability to raise equity capital in the future and may make it more difficult for an investor to liquidate his investment in the Company.

NO CASH DIVIDENDS

         The Company has not paid, nor does it presently contemplate the payment of, any cash dividends on its Common Stock.

         FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN OF THEIR INVESTMENT.

                                 USE OF PROCEEDS

         No assurance can be given that any or all of the Shares of Common Stock will be sold. Accordingly, as far as can be determined as of the date of the Prospectus, the proceeds received by the Company upon sale of the Shares will be used for purchase and development of real estate properties, acquisitions, and marketing expenses. Specifically, 120 single family homes in Miami will require $3.6 million, 20 acres for Vero Beach land development will require $900,000 and the Southern Aluminum Manufacturing acquisition will require $1 million. There can be no assurance that the Company will receive any or all of the proceeds from this Offering required to complete these projects.

                              MARKET FOR SECURITIES

         The Company's Common Stock is traded in the over-the-counter market and is included in the NASD Electronic Bulletin Board under the symbol NRPI. Trading began on July 4, 1994.

         The following is the range of bid and ask prices for the Company's Common Stock for the periods indicated:

                                                 High                       Low
                                                 ----                       ---
     December 30, 1998                           $.39                      $.25
     March 31, 1999                               .53                       .48
     June 30, 1999                                .49                       .42
     September 30, 1999                           .25                       .22

         The above represents inter-dealer quotations which do not include retail mark-ups, markdowns, or commissions, and do not necessarily represent actual transactions.

         The approximate number of record holders of the Company's Common Stock as of October 19, 1999 was approximately 800.

                                 DIVIDEND POLICY

         The Company has not paid any dividends on its Common Stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors intends to follow a policy of retaining earnings, if any, to finance the growth of the Company. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition, capital requirements and other factors.

                                    DILUTION

         As of July 31, 1999, the Net Tangible Book Value Per Share of Common Stock Outstanding, calculated by dividing the Net Tangible Book Value by the number of outstanding shares of Common Stock, was $0.14.

         After the closing of this Offering and assuming all Shares are sold, with proceeds to the Company of $2,500,000 from the sale of Common Stock, the new investors will have an immediate and substantial dilution in their investment of $0.04 per share and shareholders prior to this Offering will have an increase of $0.07 per share.

         The following table illustrates the dilution contained in this
Offering:

         Registration Statement Offering price per Share               $0.25
         Net tangible book value per share before Offering             $0.14
         Increase per share attributable to payment by new
                  investors, if all Shares are sold                    $0.07
         Net tangible book value per Share after sale
                  of all Shares                                        $0.21
         Dilution to new investors if all Shares are sold              $0.04

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of July 31, 1999, and as adjusted to give effect to the issuance and sale of the 10,000,000 Shares offered hereby at $0.25 per Share. This table should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus.

                                                     September 30, 1998
                                               ------------------------------
                                                  Actual          As Adjusted
                                               -----------        -----------
Stockholders' Equity
  Common Stock, $.001 par value,
   40,000,000 Shares Authorized;
   5,538,757 Shares Outstanding;
   15,538,757 Outstanding as
   Adjusted Pro Forma                          $     5,539        $    15,539
  Additional Paid in Capital                       981,099          3,471,099
  Accumulated Deficit                             (212,300)          (212,300)
   Total Stockholders' Equity                  $   774,338        $ 3,274,338
   Total Capitalization                        $   774,338        $ 3,274,338

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

         The following is a discussion of the financial condition and results of operations of the Company for the twelve months of operations from October 1, 1997 until the close of the fiscal year September 30, 1998. The financial condition information does not include the accounts of the Company after the close of the fiscal year ending September 30, 1998, however, the period of 1994 through 1999 is discussed. The Company is current in its federal and state tax filings, as seen in the accompanying statements.

         The Company specializes in investing in and revitalizing homes in established older residential neighborhoods in urban areas that have been abandoned by the middle-class which typically moves outward from the inner cities into the newer suburban developments. The Company either buys vacant lots and builds a single family home thereon, or buys an abandoned house and renovates it. In either case, the Company then sells the home for a profit. Renovated or rebuilt starter homes were valued at approximately $30,000 in 1981, $45,000 in 1987, $60,000 in 1994, $70,000 in 1997, and $85,000 in 1999. The
years ahead should find properties in this affordable housing market at the $90,000 range or higher. Over the past thirty years, the market targeted by the Company continues to be fruitful regardless of national inflation or economic stagnation. The real estate market will continue to be ripe for the Company's future investments. Thousands of homes suffer foreclosure and abandonment every year, creating an unlimited supply of lots and dilapidated homes which fit the Company's investment standards.

         The Company has a successful record of identifying and purchasing distressed or foreclosed properties, completing renovations on those properties rapidly and inexpensively, and marketing the properties to qualified first-time buyers who can buy the properties with little or no down payment. The Company typically sells a property for $90,000 and produces a profit of $15,000 per sale for the Company. The complete buy-repair or build-resell process for each property takes approximately six months. The intended result is an annual pre-tax return of approximately $30,000 on a $60,000 investment.

         The United States Department of Housing and Urban Development (HUD) and the Federal Housing Administration (FHA) support the cities and their residential neighborhoods with programs designed to work with developers to create low down payment housing. Being favorable to lower income citizens, these programs are non-subsidized by the government and carry their own weight in Washington's bureaucratic environment where charity is often scorned. As a rule, the federal government favors private ownership over public housing and tenant/renter situations. The HUD and FHA programs are specifically aimed at the low-income neighborhoods of America in an attempt to maintain the nation's existing housing stock which has depreciated and declined due to foreclosure, abandonment and old age. The Community Reinvestment Act ("CAR") requires banks all over the nation to invest in these neighborhoods. It is up to the private and public sectors to engage these encouraging and sound programs and make them successful. The Company takes advantage of that challenge by revitalizing abandoned urban neighborhoods, and in so doing, helps hundreds of working-class families realize the American dream of home ownership.

PAST OPERATIONS

         The Company's business is real estate and in order to buy real estate for the Company business of rehabilitating houses or building houses, construction financing is necessary. Through the years the Company has constantly had difficulty in borrowing money from banks due to lack of cash in the corporate bank account. This is evidenced by the income of the years 1994 through 1997. (Federal Income Tax report for the years 1994 though 1997: $61,965 - 1994; $73,886 - 1995; $76,684 - 1996; $20,369 - 1997; ($344,064) - 1998.) In May of
1997 the Company entered into a line of credit for $1,500,000 with an investment banking company. The interest rate was between 15 and 18 per cent per year with an equal amount in placement fees. Additionally the Company had to give the lender 4,000,000 shares of restricted stock. The Company entered into this agreement due to lack of credit for the rehabilitation of houses. In 1997 the Company opened an office in New Orleans, La. because that city has 39,000 declared houses in need of repair. In 1997 and 1998 the Company did 25 houses in New Orleans and between the points and interest the Company lost approximately $240,000. In 1998 the Company left New Orleans as it was determined that with excessive rate of interest being charged for the money borrowed, the Company could not be profitable. As of December 31, 1998 the inventory of Company owned houses in New Orleans, houses with the excessively high interest rates, was zero. In December 1998 the Company, through it's legal counsel filed a lawsuit against the lender and it's president for civil and criminal usury, in Dade County Circuit Court. In that lawsuit the Company is asking for return of principal, damages and return of the stock issued to the defendants et al. That stock (400,000 shares post split) is currently partially held in escrow with the courts and partially still in restricted form pending the result of the litigation.

         In 1997 a receivable of $105,000 was written off by the Company due to the bankruptcy of the debtor, an original incorporator of the Company.

         In January, 1999 the Company did a reverse split of it's stock on a 1 for 10 basis and proceeded to raise $557,500 from the sale and/or conversion into Common Stock of senior subordinated debentures. In addition, the Company raised $211,500 from the sale of its restricted stock during the 1999 fiscal year. The reverse split was done in order to reduce the number of shares outstanding so that it would be possible to attract investment capital to the Company through the sale of Common Stock.

PRESENT OPERATIONS

         The Company is currently based in Miami, where the building plan is 100 houses per 12 month period. As a public Company, National Rehab Properties, Inc. is traded over-the-counter as a Bulletin Board stock under the symbol NRPI.

         In 1999, the Company purchased 17 building sites in Miami for cash, filed for building permits and is proceeding forward with construction. A profit of $300,000 is expected from the completion of these sales. Those houses will be encumbered by mortgages from a Miami lending institution. The decision to build houses in Miami was result of market study showing large number of demand for first time buyer homes and the large number of vacant lots in the mature residential neighborhoods the Company is accustomed to dealing in. Due to it's cash position the Company expects to acquire construction financing for the Miami project. The Miami project of 100 houses is contingent upon construction financing.

         The Company has made a deposit on a 20 acre tract of land with a purchase price of $280,000 in Vero Beach, Florida. The Company anticipates improving the land with road and utilities and platting the land for 100 single family home sites. The Company anticipates a land and acquisition loan from a local lending institution for the cost of construction of improvements to the land and the Company further anticipates building the houses with construction financing and reselling the houses in the local economy. The Company has funds available to purchase the land without financing. Known as "Eagle Trace" the project is estimated to create a profit for the Company of $3,500,000. This project is contingent upon construction financing for the land improvements and home construction.

         The Company has a signed contract to purchase an aluminum manufacturing plant that produces aluminum and glass railings, storm shutters and aluminum windows for sale in South Florida. In 1998 the Company had $4,600,000 in sales revenues, however was not profitable due to lack of cash to finance the sale of its products awaiting construction draws. The Company is acquiring 80% of the company and the company's financials will be consolidated with the parent company. The Company anticipates acquiring financing for its receivables through a factoring company for the subsidiary. The receivable financing will be the only debt of the company. At that time it is anticipated that the subsidiary will be able to increase revenues to $12,000,000 per year and it is projected that the net income will result in $2,000,000 to the bottom line of the Company. The Company has the funds for acquisition, however, the receivable financing funds are not yet in place and therefore the potential profitability of the acquisition target is not secure. The Company feels that the supply of users for the target's products are immense because the acquisition target is one of three companies that are licensed to build products passing the newest hurricane protection laws. However, there can be no assurance that all of the acquisitions will be consummated as timely as the Company would hope.

OVERHEAD

         The monthly costs of the corporate offices of the Company are estimated to be approximately $20,000 per month. The monthly expense of $20,000 includes payroll, payroll taxes, dues and subscriptions, utilities for the corporate offices, health insurance for the employees, general liability insurance, office supplies, postage and freight, professional fees for accounting, legal and other consultants, corporate office rent, repairs and maintenance primarily for office equipment, telephone expenses and travel and entertainment

LIQUIDITY AND CAPITAL RESOURCES

         Prior to the Company's inception as a publicly owned Company on the effective date of August 17, 1995, the Company relied upon loans originated by its founder, Richard S. Astrom, to finance working capital needs when operations did not provide enough cash flow. Additionally, the Company has relied upon bank financing to acquire properties and thereby operate the Company. The bank financing has required the personal guarantee of Mr. Astrom. In the future the Company needs to acquire additional investments for the Company with the proceeds of mortgage funding or public offerings of stock. However, the Company has sufficient funds to continue operations and new acquisitions will also supply additional funds to continue operations. Therefore, any future funding will result from business expansion and/or improvements to the Company's financial lending structure. Thus, the Company does not have a schedule of future funds to be acquired and quantified because it is difficult to estimate when, or if, business expansion will occur or when, if financial lucrative opportunities present themselves. If funds are required in the future they will be generated from stock sales or from the mortgaging of real estate. The can be no assurance that any such funds will be available on favorable terms and conditions when the capital is required.

         At the end September 30, 1998, the Company had $13,754 in the bank and in the quarter ending December 1998 the Company showed a profit of $212,792. In the first months of 1999, the Company raised approximately $557,500 from the sale of its securities. The Company will use these monies as well as cash from stock sales in its investments. Should that cash flow prove insufficient, the Company will slow construction, acquire additional mortgage financing and/or sell additional stock.

FUTURE

         In addition to these real estate ventures, the Company is in negotiations with several additional acquisitions. The Company plans to acquire sufficient mortgage financing and increase its sales volume to 200 homes in the 1999-2000 fiscal year, generating $3,000,000 of pretax net income. In the 2000-2001 fiscal year, those figures are projected to double with sales rising to 400 houses and net income rising to $6,000,000. Projected sales for the 2001-2002 fiscal year are set at 500 houses with $7,500,000 of net income. These projections mandate the Company's ownership of mortgage companies, title companies and long-term, symbiotic relationships with building contractors. In these operations, the Company intends to remain a leader in the ongoing task of rebuilding the nation's decaying urban housing stock and to make a tangible, long-lasting contribution to American society.

         The Company has successfully practiced its buy low, renovate or build, and sell high strategy in several southeastern communities. It is now active in Miami, Florida and is planning expansions to other similar markets in Florida and Georgia. Ultimately, the Company's goal is to buy, build or renovate, and resell thousands of distressed properties in the working-class sections of larger east coast and Sunbelt cities.

         The Company plans to sell the 100 homes at "Eagle Trace" and do additional subdivisions with similar characteristics both in economics and type of real estate.

         The Company plans to develop the aluminum manufacturing plant into a much larger manufacturer, acquiring its competition, and expanding into the Caribbean for sales. The Company expects $2,000,000 to $3,000,000 monthly sales from the aluminum manufacturing plant assuming successful completion of the acquisition.

         Management believes the Company will be able to continue supporting itself with operational cash flow. However, no assurances can be given that present factors such as favorable economy and attractive interest rates will continue, the effect of which might severely impact the ability of the Company to sustain itself in the future.

         Lastly, the Company believes that with its growth and profitability it will be able to acquire additional funding in the future. The funding will be utilized to support working capital, if necessary, and to make additional acquisitions and investments. The availability and terms of these funding arrangements will depend upon market and other conditions. There can be no assurances that such additional funding will be available on favorable terms.

                                    BUSINESS

COMPANY BACKGROUND

         National Rehab Properties, Inc. was incorporated in Florida in 1993 and completed a reverse merger with a Nevada corporation in 1994. The Company has over 800 stockholders and is approved by NASD to be publicly traded on the OTC Bulletin Board. The Company finances its real estate projects with first mortgages from banks at low bank rates. With its managerial and financial resources fully developed, the Company will continue to be a leader in business and to set an example of how a profitable, public company can use its assets and resources in conjunction with governmental agencies to develop and improve local communities.

         The real estate market of South Florida is ripe for this type of development. Thousands of homes and lots go through foreclosure and abandonment yearly and become available at attractive prices and fit the Company profile. These properties can become the inventor for the Company to buy and resell, and create profits. The Company does not feed off financial failure and economic stagnation, but to the contrary, the Company encourages economic growth not only by investing in older neighborhoods but by providing jobs to local contractors.

         There is an unlimited supply of lots and dilapidated homes available to supply the Company with product for resale. The cities are mandated by public policy to maintain the neighborhoods in a safe, lawful and orderly manner, which includes that vacant houses be boarded at all times. Owners of vacant houses are notified if their houses are not lawfully kept, after a short period of time the house is demolished at the owner's expense and the lot left clear. The Company looks to invest in these homes either before or after demolition at the appropriate price.

         In order for the Company to buy real estate for the Company's business of rehabilitating houses or building houses, construction financing is necessary. Through the years the Company has constantly had difficulty in borrowing money from banks due to lack of cash in the corporate bank account. This is evidenced by the income of the years 1994 through 1997. In May of 1997 the Company entered into a line of credit for $1,500,000 with an investment banking company. The interest rate was between 15 and 18 per cent per year with an equal amount in placement fees. Additionally the Company had to give the lender 4,000,000 shares of restricted stock. The Company entered into this agreement due to lack of credit for the rehabilitation of houses. In 1997 the Company opened an office in New Orleans, La. because that city has 39,000 declared houses in need of repair. In 1997 and 1998 the Company did 25 houses in New Orleans and between the points and interest the Company lost approximately $240,000. In 1998 the Company left New Orleans as it was determined that with excessive rate of interest being charged for the money borrowed, the Company could not be profitable. As of December 31, 1998 the inventory of Company owned houses in New Orleans, houses with the excessively high interest rates, was zero. In December 1998 the Company, through it's legal counsel filed a lawsuit against the lender and it's president for civil and criminal usury, in Dade County Circuit Court. In that lawsuit the Company is asking for return of principal, damages and return of the stock issued to the defendants et al. That stock (400,000 shares post split) is currently partially held in escrow with the courts and partially still in restricted form pending the result of the litigation.

         In 1997, a receivable of $105,000 was written off by the Company due to the bankruptcy of the debtor, an original incorporator of the Company.

         In January, 1999, the Company did a reverse split of it's stock on a 1 for 10 basis and proceeded to raise approximately $557,500 from free trading stock issued as a result of conversion of senior subordinated convertible debentures pursuant to an exemption provided for under Rule 504 of Regulation D. The reverse split was done in order to reduce the number of shares outstanding so that it would be possible to attract investment capital to the Company through the sale of its Common Stock.

THE MARKET ENVIRONMENT

         The following provides a description of the market environment in which the Company currently operates.

         The real estate values of "starter homes" in the United States has kept pace with inflation for the past 30 years, while values of other areas of the real estate market have gone through depression-like periods. These starter homes are found in older established residential neighborhoods. In particular, the increase of the interest rates to 20% in 1981 and the tax law change of 1986 severely lowered the value of real estates. However, the market that is targeted by the Company did not feel the same strains produced by the economy. These renovated "starter homes" were $30,000 in 1981; $45,000 in 1987; $60,000 in
1994; $70,000 in 1997, and $85,000 in 1999.

         The homes sold in these neighborhoods are sold with low down payments. The buyers are usually minorities and/or immigrants and first time home buyers, not often educated in the language of home ownership. Since the 1960's, the big cities of the United States have been abandoned by the middle-class in favor of the suburbs, leaving the older and smaller dwellings to first-time home buyers. Economists refer to this market as the "affordable housing" market.

         In the past, low cost homes in the Miami market have been filled by buyers as soon as they became available. In the 1950's, the market was veterans returning from World War II and the Korean War. In the 1960's, the influx of Hispanic immigrants into Miami filled the void left by those people desiring to live in the suburbs. Throughout the 1970's and 1980's, Haitians, Jamaicans, Cubans, Nicaraguans, Panamanians, Hondurans, Venezuelans, Mexicans, and Colombians have made Miami their home. The immigration into this multi-cultural city has not slowed much into the 1990's. Miami has become a large ethnic blend of many nationalities. All of these people need places to call home. It is within this population and older established residential neighborhoods that the Company has specialized in selling houses priced less than $90,000.

         Nationally, home ownership is only 27% in many of these areas. Housing and Urban Development's ("HUD") national housing initiative goal is over 70% home ownership. The goal of the Company is to convert those tenants into homeowners.

         HUD and the Federal Housing Administration ("FHA") support the cities and their residential neighborhoods with low down payment housing programs. These financing programs are very favorable to lower income citizens. The Community Reinvestment Act ("CAR") requires banks to invest in these neighborhoods. The government favors private ownership over public housing and tenant-renter situations. It is up to the private and public sectors to engage these sound programs and make them successful. The Company has taken that challenge by revitalizing urban neighborhoods and, in so doing, helps hundreds of working- class families realize the American dream of home ownership.

BUSINESS STRATEGIES

         The Company has two strategies in fulfilling the first part of its Business Plan.

         1. (A) Buy distressed and foreclosed homes for approximately $15,000 that need as much as $35,000 for repairs. The total investment usually approaches $40,000 - $50,000. The Company then sells the home for $75,000 - $80,000 within 6 months.

            (B) Buy vacant lots for $7,500. The Company contracts with a building contractor to build a 1,300 square foot house for $55,000 and sells it for $90,000 while under construction. Within 6 months the new home is built, sold and closed. With adequate funds, hundreds of these homes can be purchased in many of America's large metropolitan cities.

         The HUD programs are specifically aimed at the low income neighborhoods of America and to maintain the nation's existing housing stock which has depreciated and declined due to foreclosures, abandonment, and old age.

         2. Subdivision development is an area of the development business into which the Company is embarking at its project in Vero Beach called "Eagle Trace." This market is known as the retiree market selling to retirees moving from the northern cities to retire, live close to golf courses, the ocean, hospitals, and shopping. The buyers are looking for a new of approximately 1,800 square feet, two car garage, and possibly a pool for approximately $125,000. The land and subdivision improvements cost the Company $10,000 per lot and with sales at $25,000 per lot, profit of $15,000 per lot are expected. The Company plans on developing subdivisions of 70 to 100 homes. Additional profits will be earned by building the houses in the subdivision and selling the homes. Management feels that at that size, they have an economies of size, and Company risk is limited.

         3. Apartment development is felt to be very lucrative due to demand and high rental prices for new apartments in the South Florida region. With the financing-mortgage plans available to the Company (7% interest and 40 year term mortgage), the Company anticipates building 50 to 100 unit apartment projects and capture a niche that is not being developed by many developers in South Florida at this time.

COMPETITION

         The market for real estate development and housing construction is highly competitive and subject to economic changes, regulatory developments and emerging industry standards. The Company believes that the principal competitive factors in its markets are conformance to building standards, reliability, safety, price and quality of its final product. There can be no assurance that the Company will compete successfully in the future with respect to these or other factors.

EMPLOYEES

         As of September 30, 1998, substantially all of the activities of the Company are undertaken by its current officers and directors. The Company has four employees as of this filing.

                                   LITIGATION

         On December 18, 1998, the Company filed a lawsuit against Goodbody International, Inc. and its CEO for damages in excess of $15,000 in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida. This lawsuit alleges civil and criminal usury violations, and requests cancellation of all stock certificates purchased by GBI, and return of all interest plus adjudicated penalties. It is not known as of the date of this Prospectus the outcome of the lawsuit with GBI.

                                   FACILITIES

         The Company currently maintains its executive offices on a rent-free basis pursuant to a month to month arrangement with the landlord.

                                   MANAGEMENT

         The directors and executive officers of the Company are as follows:

                  Name         Age     Position
         ------------------    ---     ---------
         Richard Astrom        52      President, CEO and Director

         Christopher Astrom    28      Vice President, Secretary and Director

RICHARD ASTROM

         Richard Astrom currently serves as President, Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Astrom has extensive experience in the first-time home buyer's market. Throughout his career in real estate, Mr. Astrom has devoted himself to the needs of people seeking to own a piece of the American dream. Mr. Astrom is a graduate of the University of Miami with a Bachelor's degree in Business Administration and a major in Finance. As a certified real estate broker, he has been active as a salesperson, developer, and real estate investor since 1969. For more than 25 years, Mr. Astrom has specialized in rehabilitating the existing housing stock of Miami, one of America's largest and fastest growing cities. He gained invaluable experience outside of the Miami area by adequately filling the roll of vice president and sales manager of a 200 home retirement community in Ocala, Florida, selling land and home packages. He was the primary developer of the land, recreation facilities, and housing stock. He also sold commercial properties and land in the same area, including 40 to 100 acres parcels for horse farms. As founder and president of the Company, he has helped make dreams come true for hundreds of South Florida families. He has directed the Company through a December 1994 merger with a publicly owned and traded company.

CHRISTOPHER ASTROM

         Christopher Astrom currently serves as Vice President, Secretary and Director of the Company. Christopher manages all corporate acquisitions. He has experience in the analysis of market areas and their resale ability. In addition, he has developed management systems to control costs of acquisition and rehab thereby helping to insure Company profitability. The Company spread between purchase and sale is usually the same thus ensuring its approximate $15,000 gross profit per sale. Christopher received his Bachelor of Arts in Business Administration from the School of Business at the University of Florida.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the total compensation paid to the Company's chief executive officer for the last three completed fiscal years. No executive officer of the Company received compensation of $100,000 or more during any such year.


Name and                                                                                         Other Annual
Principal Position                  Year             Total Income               Bonus            Compensation
------------------                  ----             ------------               -----            ------------
Richard Astrom                      1998             $50,000                    $-0-             $-0-
President & CEO                     1997             $50,000                    $-0-             $-0-
                                    1996             $50,000                    $-0-             $-0-

Christopher Astrom                  1998             $15,000                    $-0-             $-0-
Vice President &                    1997             $-0-                       $-0-             $-0-
Secretary                           1996             $-0-                       $-0-             $-0-


DIRECTOR COMPENSATION

         No fees are paid for director services at the time of this Offering, however, reasonable travel and lodging expenses associated with Company meetings may be reimbursed.

SECURITIES AND EXCHANGE COMMISSION POLICY

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

         Richard Astrom, President, CEO and Director, is the father of Christopher Astrom, Vice President, Secretary and Director, of the Company.

         As of October, 1999, 1,933,000 shares of the Company's Common Stock have been issued as a result of conversion of previously issued senior subordinated convertible debentures. There is the potential for up to an additional 4,067,000 shares to be issued in the future as a result of conversion of currently outstanding senior subordinated convertible debentures.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of October 22, 1999, the beneficial ownership of the Company's Common Stock by (i) the only persons who own of record or are known to own, beneficially, more than 5% of the Company's Common Stock; (ii) each director and executive officer of the Company; and (iii) all directors and officers as a group.

                                                         Percent of
                                  Number of             Outstanding
Name                               Shares               Common Stock
-------------------------         ---------             ------------
Richard and Pamela Astrom         285,000                   15.0%

Christopher Astrom(1)(2)           10,000                    0.5%

Officers and Directors            295,000                   15.5%
as a group (2 persons)

-----------------
(1) Does not include 6,000,000 options to acquires shares of the Company's Common Stock at a price of $.0001 per share. Mr. Astrom has executed a promissory note in the amount of $20,000 for these options which were authorized in consideration for Mr. Astrom receiving no compensation during 1996 and 1997.

(2) Does not include 1,000,000 shares of Class A Common Stock issued to Mr. Astrom, each share entitling him to 20 votes per share.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is authorized to issue 40,000,000 shares of Common Stock with $.0001 par value. The holders of the Common Stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The Company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to receive the net assets held by the Company after distributions to the creditors. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of Common Stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

CLASS A COMMON STOCK

         The Company is authorized to issue 2,000,000 shares of Class A Common Stock with $.0001 par value.

         The Class A Common Stock are substantially identical on a share-for-share basis except that the holders of Class A Common Stock have 20 votes per share on each matter considered by stockholders while holders of the Common Stock have only 1 vote per share. The difference in voting rights increases the voting power of the holders of Class A and accordingly has an anti-takeover effect. The existence of the Class A Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management. Those seeking to acquire the Company through a business combination will be compelled to obtain the approval of the holders of Class A Common Stock before any such business combination can be consummated.

         The Class A Common Stock is non-transferable by a holder, except to an immediate family member or family trust. There are 1,000,000 shares of Class A Common Stock issued and outstanding held by one shareholder.

                              PLAN OF DISTRIBUTION

         This Offering is being conducted on a self-underwritten basis by officers, directors and employees of the Company. The entire purchase price of the Shares is payable in full upon subscription. The Company may discount the Shares. Officers, directors and employees of the Company will receive no commissions in connection with the sale of the Shares offered hereby.

         The Offering period will continue for 180 days from the effective date of this Prospectus unless extended by the Company for an additional 180 day period.

         The Offering price for purposes of calculating the filing fee is set at $.25 per share. The price at which the Shares may actually be sold will be determined by the market price of the Common Stock as of the date of sale. The Company may offer the Shares at no more than a 25% discount to the closing bid price on the day prior to the sale. Accordingly, the final offering price of the shares can't be determined as of the date hereof.

                                  LEGAL MATTERS

         The validity of the securities offered hereby is being passed upon for the Company by Richard P. Greene, P.A., 2455 E. Sunrise Boulevard, Suite 905, Ft. Lauderdale, Florida 33304.

                                     EXPERTS

         The financial statements appearing in this Prospectus and Registration Statement have been audited by Cummings-Grayson & Co., P.A., as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement, and reference is made to such exhibits to the Registration Statement for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as part thereof, which may be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and at the Commission's regional offices at 500 West Madison Street, Chicago, IL 60604; 7 World Trade Center, New York, NY 10048; and 5757 Wilshire Boulevard, Los Angeles, CA 90034; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, DC 20549, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov.

CUMMINGS-GRAYSON & CO., P.A.       CERTIFIED PUBLIC ACCOUNTANTS
915 NW 1st AVENUE, BAY 3A          NONPROFIT & RELIGIOUS ORGANIZATION CONSULTANT
MIAMI, FLORIDA 33136               QUICKBOOKS & PEACHTREE COMPUTER PROFESSIONALS
                                                       TELEPHONE: (305) 377-1952
                                                             FAX: (305) 377-1621

                           A U D I T    R E P O R T

                         NATIONAL REHAB PROPERTIES, INC.

                               SEPTEMBER 30, 1998

                         NATIONAL REHAB PROPERTIES, INC.

                                TABLE OF CONTENTS

Independent Auditor's Report                                                   1

Balance Sheet                                                                  2

Statement of Income and Retained Earnings                                      3

Statements of Cash Flows                                                       4

Notes to Financial Statements                                             5 - 10

Statement of Selling, General and Administrative Expenses                     11

Report on Internal Control                                                    12

CUMMINGS-GRAYSON & CO., P.A.       CERTIFIED PUBLIC ACCOUNTANTS
915 NW 1st AVENUE, BAY 3A          NONPROFIT & RELIGIOUS ORGANIZATION CONSULTANT
MIAMI, FLORIDA 33136               QUICKBOOKS & PEACHTREE COMPUTER PROFESSIONALS
                                                       TELEPHONE: (305) 377-1952
                                                             FAX: (305) 377-1621

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
of National Rehab Properties, Inc.

We have audited the accompanying balance sheet of National Rehab Properties, Inc. as of September 30, 1998 and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Organization's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Rehab Properties, Inc. as of September 30, 1998, and results of its operation for the year then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basis financial statements taken as a whole. The accompanying Statement of Selling, General, and Administrative Expenses are presented for the purpose of additional analysis, and is a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material aspects in relation to the basic financial statements taken as a whole.

/s/ Cummings-Grayson & Co.

CUMMINGS-GRAYSON & COMPANY, P.A.
Miami, Florida

May 30, 1999

 NATIONAL REHAB PROPERTIES, INC.
 BALANCE SHEET
 AS OF SEPTEMBER 30,1998 AND 1997

                                                            1998                1997
                                                         ----------          ----------
 ASSETS
 CURRENT ASSETS
    Cash in Bank                                            $13,754              $8,223
    Inventory                                               671,228             770,364
    Prepaid Interest                                            807               1,076
    Prepaid Points                                           71,838                   0
                                                         ----------          ----------
    TOTAL CURRENT ASSETS                                    757,627             779,663

 NET FIXED ASSETS                                             4,103               6,734

 LONG-TERM ASSETS
    Employee Receivable                                     320,091             222,250
    Mortgages and Notes Receivable                           53,376             145,673
                                                         ----------          ----------
    TOTAL LONG-TERM ASSETS                                  373,467             367,923

 LAND HELD FOR INVESTMENT                                    22,283              89,133

 OTHER ASSETS
    Security Deposits                                           700                   0
    Organizational Costs                                      5,558               8,337
    Property Deposits                                             0               8,400
                                                         ----------          ----------
    TOTAL OTHER ASSETS                                        6,258              16,737
                                                         ----------          ----------
 TOTAL ASSETS                                            $1,163,738          $1,260,190
                                                         ==========          ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
    Accounts Payable                                             $0              $7,102
    Customer Deposits                                         1,350                   0
    Mortgages Payable                                       967,392             758,430
                                                         ----------          ----------
    TOTAL CURRENT LIABILITIES                               968,742             765,532

 LONG TERM LIABILITIES
    Notes Payable                                            27,349              63,841
    Income Tax Payable                                       37,228              37,228
                                                         ----------          ----------
    TOTAL LONG-TERM LIABILITIES                              64,577             101,069
                                                         ----------          ----------
 TOTAL LIABILITIES                                        1,033,319             866,601

 STOCKHOLDERS' EQUITY
    Common Stock                                            281,835             200,941
    Additional Paid In Capital                               88,303              88,303
    Retained Earnings                                      (239,719)            104,345
                                                         ----------          ----------
    TOTAL STOCKHOLDERS' EQUITY                              130,419             393,589
                                                         ----------          ----------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $1,163,738          $1,260,190
                                                         ==========          ==========

The accompanying notes are an integral part of these financial statements.

 NATIONAL REHAB PROPERTIES, INC.
 STATEMENT OF INCOME AND RETAINED EARNINGS
 AS OF SEPTEMBER 30, 1998 AND 1997

                                                                           1998               1997
                                                                        ----------         ----------
 REVENUES
    Real Estate Sales                                                    $934,200                  $0
    Rental Income                                                             419              45,832
    Management Income                                                           0              87,500
    Fee Income                                                                  0               7,500
                                                                       ----------          ----------
    TOTAL REVENUE                                                         934,619             140,832

 COST OF HOUSES SOLD                                                    1,163,556                   0
                                                                       ----------          ----------
 GROSS PROFIT/(LOSS)                                                     (228,937)            140,832

 OPERATING EXPENSES

    Selling, General, and Administrative                                   54,826             129,938
    Depreciation and Amortization                                           5,189               4,899
    Interest                                                               48,836                   0
    Rent                                                                    9,608              10,872
                                                                       ----------          ----------
    TOTAL OPERATING EXPENSES                                              118,459             145,709

 OTHER INCOME (EXPENSES)

    Interest Income                                                         2,207              17,704
    Miscellaneous Income                                                    1,925              12,448
    Loss on Sale of Van                                                      (800)                  0
                                                                       ----------          ----------
                                                                            3,332              30,152

 INCOME BEFORE INCOME TAX PROVISION                                      (344,064)             25,275

 INCOME TAX PROVISION                                                           0               4,906
                                                                       ----------          ----------
 NET INCOME/(LOSS)                                                       (344,064)             20,369

 BEGINNING RETAINED EARNINGS                                              104,345              83,976
                                                                       ----------          ----------
 ENDING RETAINED EARNINGS                                                (239,719)            104,345
                                                                       ==========          ==========

   The accompanying notes are an integral part of these financial statements.

 NATIONAL REHAB PROPERTIES, INC
 CASH FLOW STATEMENT
 AS OF SEPTEMBER 30,1998 AND 1997

                                                                           1998               1997
                                                                        ----------         ----------
 CASH FLOWS FROM OPERATING ACTIVITIES

 Net Income                                                              (344,064)            20,369

 Adjustments to reconcile net income to net cash provided
 by operating activities
 Prior Period Adjustments                                                       0                  0
 Depreciation & Amortization                                                5,199              4,899
 Loss on the Sale of Asset                                                    800
 (Increase) Decrease in:
 Inventory                                                                 99,136           (703,305)
 Homeowners Title Receivable                                                    0              2,700
 Prepaid Interest and Points                                              (71,569)            (1,076)
 Increase (Decrease) in:
 Trade Accounts Payable                                                    (7,102)            (6,612)
 Customer Deposits                                                          1,350                  0
 Mortgage Notes Payable                                                   208,962            (37,659)
 Income Tax Payable                                                             0              4,906
                                                                       ----------         ----------
                   NET CASH PROVIDED BY
                   OPERATING ACTIVITIES                                  (107,288)          (715,778)
                                                                       ----------         ----------
 CASH FLOW FROM INVESTING ACTIVITIES

 Purchase of Equipment                                                     (1,059)            (6,048)
 Sale of Equipment                                                            470                  0
 Employee Loans Made                                                      (97,841)           (90,929)
 Mortgage Loans Advanced                                                   (9,068)               855
 Notes Written Off and Advanced                                           101,365             (7,129)
 Sale of Land                                                              66,850                  0
 Property Deposits                                                          8,400             (8,400)
 Security Deposits                                                           (700)             5,565
                                                                       ----------         ----------

                    NET CASH PROVIDED BY
                    INVESTING ACTIVITIES                                   68,417           (106,086)

 CASH FLOWS FROM FINANCING ACTIVITIES

 Debt Reduction                                                           (36,492)                 0
 Net borrowings for property acquisition                                        0            758,430
 Stock sales & warrants issued                                             80,894             55,894
                                                                       ----------         ----------
                     NET CASH PROVIDED BY
                     FINANCING ACTIVITIES                                  44,402            814,324
                                                                       ----------         ----------

 NET INCREASE (DECREASE) IN CASH                                            5,531             (7,540)

 CASH AT BEGINNING OF YEAR                                                  8,223             15,763
                                                                       ----------         ----------
 CASH AT END OF YEAR                                                       13,754              8,223
                                                                       ==========         ==========

The accompanying notes are an integral part of these financial statements.

                         NATIONAL REHAB PROPERTIES, INC

                          NOTES TO FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED SEPTEMBER 30,1998

NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

National Rehab Properties, Inc. (NRPI) is the result of a merger between two Corporations on December 15, 1994. National Rehab Properties, Inc., was formed on October 1, 1993 in the state of Florida, and Mister Las Vegas (MLV), which was formed on October 18, 1971 in the state of Nevada. The merger created National Rehab Properties, Inc., a Nevada Corporation, authorized to transact business in the state of Florida on August 17, 1995. The newly formed Corporation took on MLV's non-reporting status as a public company.

The Corporation's primary objective is to purchase residential properties, renovate the acquired properties, and hold the refurbished, reconstructed properties for sale, or buy lots and build houses for resale. National Rehab Properties, Inc.'s accounting procedures are based on the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Guide. "Construction Contractor". The Company intends to sell its inventory in the normal course of doing business.

CASH

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

REVENUE AND COST RECOGNITION

Revenue from fixed-price contracts are recognized using completed contract method. The cost of earned revenue, and the resulting gross profit on a contract are reported in the financial statements only when a contract has been completed or substantially completed. Revenue recognition is deferred on each contract until progress reaches a level of completion sufficient to establish the probable outcome.

Construction costs of projects under contract include all direct material and labor costs and those indirect costs related to contract performance. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on the uncompleted contracts are made in the period in which such losses are determined. Changes in estimated profitability are recognized in the period in which the revisions are determined.

INCOME TAXES

The Company's accounts for income taxes are in accordance with SFAS No. 96, "Accounting for Income Taxes". Deferred tax balances are determined by using the tax rate based on currently enacted tax laws expected to be in effect when the taxes are actually paid or recorded. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of long-term contracts and installment notes receivable for financial and income tax reporting.

ORGANIZATION COSTS

Organization costs are pertaining to corporate organization, corporate merger, attorney's fees and registration of stock. These costs are amortized over 60 months.

NOTE 2 - INVENTORY

Inventory consists of residential single family homes and duplexes held for resale, and is valued at the lower of cost or market value. Cost includes acquisition, renovation and carrying costs specifically identified with each unit. The following is a list of the homes and duplexes held as inventory as of September 30, 1998.

       LOCATION                                                          COST

 1718 N. Robertson Street, New Orleans, La.                          $ 73,349.18
 2104-06 Desire Street, New Orleans, La.                               25,622.59
 2116 Dryades, New Orleans, La.                                        84,426.76
 2120 Desire, New Orleans, La.                                        102,960.52
 2122 Dryades, New Orleans, La.                                        51,326.39
 2525-27 South Galvez Street, New Orleans, La.                         38,086.14
 2627 S Robertson, New Orleans, La.                                    62,599.91
 2817-19 Orleans, New Orleans, La.                                     50,375.69
 2829-371 Gen Taylor, New Orleans, La.                                 48,941.27
 6215 Dauphine Street, New Orleans, La.                                72,661.79
 2127-29 Clara Street, New Orleans, La.                                26,360.35
 2252 N Villere Street, New Orleans, La.                               34,517.19
                                                                     -----------
       Total                                                         $671,227.78
                                                                     ===========

NOTE 3 - EMPLOYEE RECEIVABLE

Employee receivable is made up of amounts advanced to or on behalf of the president, Richard Astrom in the amount of $311,004 and $9,087 paid to or on behalf of Christopher Astrom.

NOTE 4 -LONG-TERM RECEIVABLES

MORTGAGES RECEIVABLE

Mortgages receivable of $34,124 are due from persons that purchased properties from National Rehab Properties primarily during 1994, and mortgages of $11,752 were originated during the fiscal year of 1998, equaling a total of $45,876.

NOTES RECEIVABLE

Notes receivable originating of $101,365 as of September 30, 1998 was written off since it was considered to be uncollectible due to the bankruptcy of the debtor.

During the year ended September 30, 1997, there was an additional note receivable of $7,500 created when funds were extended to Shelter One, Inc., which will be payable in lump sum, upon the sale of the related property or an acquisition of a new mortgage. The was no activity during the year ended September 30, 1998, thus, the balance remained $7,500.

NOTE 5 -PROPERTY & EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets, generally three to five years, on a straight-line basis.

                                                                     1998               1997
                                                                     ----               ----
     PROPERTY TYPE                        COST         LIFE           DEPRECIATION EXPENSE
     ------------------------           ------         ----        --------------------------
     Office Furniture                   $  125         7 Yr        $   15             $   22
     Computer & Office Equip.            3,465         5 Yr           664                827
     Automobiles                         4,265         5 Yr         1,557              1,093
     Computer Software                     581         3 Yr           194                178
                                         -----         ----         -----              -----
            Total                       $8,436                     $2,430             $2,120
                                        ======                     ======             ======

NOTE 6 - INVESTMENT PROPERTY

In October 1993, approximately 40 acres of land was contributed by the Company's stockholder as paid-in-capital. The land has been recorded at its net realizable value based on its appraised value on the date for the transfer. The Company intends to hold the property for long-term appreciation. As of November 24, 1997, two-thirds (2/3) of the land was sold for net profit of $600.

NOTE 7 - RELATED PARTY TRANSACTION

Richard Astrom is the president of National Rehab, Inc., and owes the Company $311,004, which is considered material.

During the audit of the purchased properties renovations, it was observed that an entity named Jazz land Rehab Properties, Inc. was contracted on various occasions. This entity is wholly owned by Christopher Astrom, who is also the vice-president of National Rehab Properties, Inc.

NOTE 8 - LIABILITIES

Mortgages payables amounting $967,392 are all expected to be repaid within twelve months, thus, it is a short-ten-n liability. As of May 30, 1999, all of the properties were sold.

On August 26, 1997, a liability was incurred of $4,341, which was collateralized by the purchase of two automobiles. The balance as of fiscal year end is $3,250.

Prior to October 1994, a private investor (Conder lent the Company $50,000, which is secured by a mortgage on the Company's investment property. As of October 1995, the private investor lent an additional $9,500 to National Rehab Properties, Inc. To bring the total notes payable amount to $9,500. On November 29, 1997, this liability was reduced by $35,401 since the land was sold and the mortgage was paid off by 67% as well.

NOTE 9 - STOCKHOLDERS EQUITY

40,000,000 shares of common stock are authorized by the Company. Of this amount 9,773,700 were outstanding as of fiscal year end. Also as of the audit report date, 3, 100,000 shares had been issued (due to a reverse stock split in January, 1999).

NOTE 10 -INCOME TAX

This fiscal year resulted in a loss, thus, there was no additional tax liability. The prior year income tax liability was not liquidated as of audit report date, therefore current year's income tax liability remained the same as before ($37,228). However, as of the audit issuance date, this income tax liability was fully paid.

NOTE 11 - LEASE

On August 20, 1997, National Rehab Properties, Inc. signed a lease, with Christopher Astrom as the corporate representative, with Arthur Pittari, as the landlord, for the premises located at 918 St. Peter Street, New Orleans, La. 70118. The Company moved its daily operations from Miami, Florida to New Orleans, La., starting in December, 1996, and consummating the move in August, 1997, as evidenced by the lease agreement. The lease is on a month to month basis for a monthly fee of $700.

In November, 1998, National Rehab Properties, Inc. relocated back to Miami, Florida, and established his operating facility at 2921 NW 6th Avenue, Miami, Florida, 33127. This is also the office of Encore Builder's, Inc., who builds houses for National Rehab Properties, Inc. to resell. There is no charge for the rental of space and the relationship will exist as long as it is mutually beneficial.

NOTE 12 - OTHER COMMITMENTS

As of July 3, 1997, Goodbody International, Inc. (GBI) granted a line of credit to National Rehab Properties, Inc., for Mortgages related to NRPI's business of buying, renovating, and reselling properties. The chief executive officer executed the agreement on behalf of GBI. The unused portion of the credit line as of September 30, 1998, was $967,392.

NOTE 13 - ECONOMIC DISCLOSURE

In order to operate the affairs of the Company, it is imperative that a financing arrangement is established. That arrangement is with International Holdings, Inc. and the line of credit, which supports primarily all of the purchasing and renovating activities of the Company, and impacts an estimated 70% of all assets and liabilities. This relationship is considered material to the short-term and long-term goals and objectives of NRPI.

NOTE 14 - CONTINGENCIES

On December 18, 1998, NRPI filed a lawsuit against Goodbody International, Inc. and its CEO for damages in excess of $15,000 in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida. This lawsuit alleges civil and criminal usury violations, and requests cancellation of all stock certificates purchased by GBI, and return of all interest plus adjudicated penalties.

It is not known as of the date of audit report issuance, June 15, 1999, the outcome of the lawsuit with GBI.

NOTE 15 - SUBSEQUENT EVENTS

As of the date of report issuance, June 15, 1999, the New Orleans inventory has been reduced to zero.

On January 15, 1999, the Corporation authorized the reverse split of its common stock on a 1 for 10 basis. The Corporation was also authorized to obtain a new CUSIP number for the Corporation's stock certificates as required for the split. As of audit report issuance date, 3,100,000 were outstanding.

NATIONAL REHAB PROPERTIES, INC.
STATEMENT OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
AS OF SEPTEMBER 30,1998 AND 1997

                                                  1998               1997
                                               ---------          ---------
    Advertising                                   $5,117             $2,032
    Appraisals and Credit Reports                  1,830                  0
    Auto & Lease                                   2,497              2,732
    Bank Charges                                     722                781
    Commissions                                    6,000              6,851
    Copier Rental                                      0              3,004
    Messenger and Delivery                           379                  0
    Insurance Expense -General                     1,255              5,108
    Management Fee                                     0             65,000
    Lease Expenses                                 1,953              3,863
    Miscellaneous Expenses                             0              1,370
    Office Expenses                                9,029              4,946
    Postage                                          280              1,388
    Professional Fees                              8,344              8,182
    Repairs and Maintenance                        1,205              1,639
    Taxes -Other                                     259                  0
    Telephone and Telegraph                        8,977              7,186
    Travel                                           218              5,024
    Securities Administration                      3,889                  0
    Utilities                                      2,872             10,832
                                               ---------          ---------
    Total Expenses                               $54,826           $129,938
                                               =========          =========

   The accompanying notes are an integral part of these financial statements.

CUMMINGS-GRAYSON & CO., P.A.       CERTIFIED PUBLIC ACCOUNTANTS
915 NW 1st AVENUE, BAY 3A          NONPROFIT & RELIGIOUS ORGANIZATION CONSULTANT
MIAMI, FLORIDA 33136               QUICKBOOKS & PEACHTREE COMPUTER PROFESSIONALS
                                                       TELEPHONE: (305) 377-1952
                                                             FAX: (305) 377-1621

                           REPORT ON INTERNAL CONTROL

To the Board of Directors
of National Rehab Properties, Inc.

We have examined the internal control structure of National Rehab Properties, Inc. in effect at September 30, 1998. Our examination was conducted in accordance with standards established by the American Institute of Certified Public Accountants.

The management of National Rehab Properties, Inc., is responsible for establishing and maintaining an internal control structure. In fulfilling that responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control procedures. The objectives of the internal control structure are to provide reasonable assurance that financial data are recorded, processed, summarized, and reported consistent with the assertions embodied in the financial statements. The internal -control structure comprises the control environment, the accounting system and the control procedures.

Because of inherent limitations in any internal control structure, errors or irregularities may nevertheless occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that policies or procedures may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

In our opinion, the internal control structure of National Rehab Properties, Inc., in effect at September 30, 1998, taken as a whole, was sufficient to meet the objectives stated above insofar as those objectives pertain to the prevention or detection of errors or irregularities in amounts that would be material in relation to the financial statements.

/s/ Cummings-Grayson & Co.

CUMMINGS-GRAYSON & CO., P.A.
Miami, Florida 33136

May 30, 1999

                     National Rehab Properties, Inc. Page 1
                            Balance Sheet -Unaudited
                                   May 31,1999

 Assets
  Current Assets
         Bank -Gulf Bank                                      $    178,779.41
         Accounts Receivable-Officers 1                            344,258.75
         Accounts Receivable-Officers 2                             32,341.39
         Mortgages Receivable                                       38,467.54
         Debenture Subscriptions                                   500,000.00
         Notes Receivable                                           10,500.00
         Inventory                                                  72,801.00
                                                               --------------
  Total Current Assets                                                                   $    1,177,148.09

  Fixed Assets
         Autos and Trucks                                           54,679.66
         Accumulated Depreciation                                   -1,581.82
         Office Equipment                                            4,170.88
         Accumulated Depreciation                                   -2,134.46
                                                               --------------
  Net Fixed Assets                                                                       $       55,134.26

  Other Assets

         Investment Property -Land                                  22,283.25
         Organizational Costs                                        3,705.08
                                                               --------------
  Total Other Assets                                                                     $       25,988.33
                                                                                         -----------------
 Total Assets                                                                            $    1,258,270.68
                                                                                         =================

                      SEE ACCOUNTANT'S COMPILATION REPORT.

                     National Rehab Properties, Inc. Page 2
                            Balance Sheet - Unaudited
                                  May 31, 1999

 Liabilities and
  Liabilities
         Investors' Accounts                                 $      24,099.46
         Notes and Mortgages Payable                               850,000.00
                                                             ----------------
  Total Liabilities                                                                       $     874,099.46

  Stockholders' Equity
         Common Stock                                              448,335.00
         Additional Paid-In Capital                                 88,303.00
         Retained Earnings                                        -241,941.46
         Net Profit/Loss                                            89,474.68
                                                             ----------------
  Total Stockholders' Equity                                                              $     384,171.22
                                                                                          ----------------
 Total Liabilities and Equity                                                             $   1,258,270.68
                                                                                          ================

                      SEE ACCOUNTANT'S COMPILATION REPORT.

                     National Rehab Properties, Inc. Page 1
                          Income Statement - Unaudited
                     For The Eight Months Ended May 31,1999

 Income
         Sales                                               $     153,100.00     40.7
         Commission Income                                           7,300.00      1.9
         Interest Income                                             2,315.74      0.6
         Miscellaneous Income                                          627.15      0.2
         Gain on Disposition of Houses                             212,792.07     56.6
                                                              ---------------
 Total Income                                                                                      376,134.96 100.0

 Cost of Houses Sold
         Cost of Houses Sold                                       108,313.50     28.8
         Closing Costs                                              28,212.30      7.5
         Real Estate Taxes                                            -234.16      0.1
         Architectural Fees                                          2,000.00      0.5
                                                              ---------------
 Total Cost of Houses Sold                                                                      138,291.64     36.8
                                                                                            --------------
 Gross Profit                                                                               $   237,843.32     63.2


                      SEE ACCOUNTANT'S COMPILATION REPORT.

                     National Rehab Properties, Inc. Page 2
                          Income Statement - Unaudited
                     For The Eight Months Ended May 31,1999


 General and Administrative
 Expenses
         Advertising                                          $        320.00      0.1
         Appraisals                                                  3,528.75      0.9
         Auto Expenses                                               3,859.17      1.0
         Bank Charges                                                  627.23      0.2
         Commissions                                                 1,000.00      0.3
         Debenture Expenses                                         45,500.00     12.1
         Depreciation                                                1,998.08      0.5
         Dues and Subscriptions                                        250.00      0.1
         Management Fees                                            39,086.65     10.4
         Messenger and Delivery                                        192.50      0.1
         Insurance Expense                                             134.75      0.0
         Lease Expense                                                 464.32      0.1
         Office Expenses                                               889.01      0.2
         Organization Expense                                        1,852.48      0.5
         Postage                                                        47.75      0.0
         Professional Fees                                          27,604.43      7.3
         Promotion                                                   1,402.50      0.4
         Rent                                                        1,400.00      0.4
         Repairs and Maintenance                                       176.18      0.0
         Taxes - Other                                                 298.75      0.1
         Telephone and Telegraph                                     4,932.97      1.3
         Travel                                                      8,741.41      2.3
         Stock Expenses                                              3,640.01      1.0
         Utilities                                                     421.70      0.1
                                                                -------------
 Total Expenses                                                                            $    148,368.64     39.4
                                                                                           ---------------
 Net Profit/Loss                                                                           $     89,474.68     23.8
                                                                                           ===============


                      SEE ACCOUNTANT'S COMPILATION REPORT.

                               KENNETH H. ROBINSON
                        Accounting and Income Tax Service

                                                           15605 S.W. 77th Court
                                                            Miami. Florida 33157
                                                                    305-235-7783

                                        September 29, 1999

National Rehab Properties, Inc.
2921 N.W. 6th Avenue

Miami, Florida 33127

Gentlemen:

I have compiled the accompanying Balance Sheet of National Rehab Properties, Inc. as of July 31, 1999, and the related Statement of Income for the ten months then ended in accordance with standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of Financial Statements information that is the representation of management. Accordingly, we do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the Financial Statements, they might influence the user's conclusions about the Company's financial position, results of operations, and changes in financial position. Accordingly, these Financial Statements are not designed for those who are not informed about such matters.

                                                      Respectfully submitted,

                                                      /s/ Kenneth H. Robinson
                                                      --------------------------
                                                      Kenneth H. Robinson
                                                      Accountant

                          National Rehab Properties, Inc.                 Page 1
                            Balance Sheet - Unaudited
                                  July 31, 1999

 Assets
 Current Assets
         Bank - Gulf Bank                                     $     55,509.51
         MMA - Gulf Bank                                           201,229.78
         Accounts Receivable-Officers I                            288,225.65
         Accounts Receivable-Officers 2                               -283.69
         Mortgages Receivable                                       25,799.90
         Notes Receivable                                           10,500.00
         Inventory                                                 245,791.65
         Prepaid Advertising                                        52,000.00
         Prepaid Loan Fee                                            5,000.00
                                                              ---------------
 Total current Assets                                                                      $    883,772.80

 Fixed Assets
         Autos and Trucks                                           54,679.66
         Accumulated Depreciation                                   -8,168.82
         Office Equipment                                            4,816.01
         Accumulated Depreciation                                   -2,187.30
                                                              ---------------
 Net Fixed Assets                                                                          $     49,139.55

 other Assets
         Investment Property - Land                                 22,283.25
         Deposits on Land                                            5,000.00
         Organizational Costs                                        3,241.96
                                                              ---------------
 Total Other Assets                                                                        $     30,525.21
                                                                                           ---------------
 Total Assets                                                                              $    963,437.56
                                                                                           ===============

                      SEE ACCOUNTANT'S COMPILATION REPORT.

                          National Rehab Properties, Inc.                 Page 2
                            Balance Sheet - Unaudited
                                  July 31, 1999

 Liabilities and
  Liabilities
         Investors' Accounts                                  $     24,099.46
         Notes and Mortgages Payable                               312,500.00
                                                               --------------
 Total Liabilities                                                                        $     336,599.46

 Stockholders, Equity
         Common Stock                                              750,835.00
         Additional Paid-In Capital                                 88,303.00
         Retained Earnings                                        -241,941.46
         Net Profit/Loss                                            29,641.56
                                                               --------------
 Total Stockholders' Equity                                                                $    626,838.10
                                                                                           ---------------
 Total Liabilities and Equity                                                              $    963,437.56
                                                                                           ===============


                      SEE ACCOUNTANT'S COMPILATION REPORT.

                         National Rehab Properties, Inc.                  Page 1
                          Income Statement - Unaudited
                     For The Ten Months Ended July 31, 1999

 Income
         Sales                                               $     153,100.00     40.3
         Commission Income                                           7,300.00      1.9
         Interest Income                                             6,061.69      1.6
         Miscellaneous Income                                          627.15      0.2
         Gain on Disposition of Houses                             212,792.07     56.0
                                                              ---------------
 Total Income                                                                                   379,880.91    100.0

 Cost of Houses Sold
         Cost of Houses Sold                                       108,313.50     28.5
         Closing Costs                                              28,212.30      7.4
         Interest Expense                                              527.77      0.1
         Real Estate Taxes                                            -234.16      0.1
                                                              ---------------
 Total Cost of Houses Sold                                                                      136,819.41     36.0
                                                                                           ---------------
 Gross Profit                                                                              $    243,061.50     64.0


                      SEE ACCOUNTANT'S COMPILATION REPORT.

                         National Rehab Properties, Inc.                  Page 2
                          Income Statement - Unaudited
                     For The Ten Months Ended July 31, 1999

 General and Administrative
 Expenses
         Advertising                                            $    1,453.42      0.4
         Auto Expenses                                               5,535.56      1.5
         Bank Charges                                                  627.23      0.2
         Commissions                                                 1,000.00      0.3
         Debenture Expenses                                         71,500.00     18.8
         Depreciation                                                8,637.92      2.3
         Dues and Subscriptions                                        250.00      0.1
         Management Fees                                            39,086.65     10.3
         Messenger and Delivery                                        336.34      0.1
         Office Expense                                              3,226.32      0.8
         Organization Expense                                        2,315.60      0.6
         Professional Fees                                          41,755.25     11.0
         Rent                                                        1,400.00      0.4
         Registration Fees                                             298.75      0.1
         Telephone and Telegraph                                     7,210.45      1.9
         Travel                                                     14,956.58      3.9
         Stock Expenses                                              4,307.75      1.1
         Utilities                                                     421.70      0.1
         Tax Expense                                                   576.11      0.2
         Loss on Mortgage Foreclosure                                8,524.31      2.2
                                                                -------------
 Total Expenses                                                                             $   213,419.94     56.2
                                                                                            --------------
 Net Profit/Loss                                                                            $    29,641.56      7.8
                                                                                            ==============


                      SEE ACCOUNTANT'S COMPILATION REPORT.

                     =====================================

         No dealer, salesperson or other person is authorized to give any information or make any representations not contained in this Prospectus with respect to the offering made hereby. This Prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer. Neither the delivery of this Prospectus nor any sale made hereunder will, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of the Company since the date hereof.

          -----------------

          TABLE OF CONTENTS

                                 PAGE
                                 ----
 Prospectus Summary . . . . . .    2
 Risk Factors . . . . . . . . .    6
 Use of Proceeds. . . . . . . .    9
 Dividends. . . . . . . . . . .    9
 Dilution . . . . . . . . . . .   10
 Capitalization . . . . . . . .   11
 Management's Discussion and
  Analysis of Results of
  Operations and Financial
  Condition . . . . . . . . . .   12
 Business . . . . . . . . . . .   16
 Management . . . . . . . . . .   20
 Certain Transactions . . . . .   21
 Principal Shareholders . . . .   22
 Description of Securities. . .   22
 Plan of Distribution . . . . .   23
 Legal Matters. . . . . . . . .   23
 Experts. . . . . . . . . . . .   23
 Available Information. . . . .   23
 Financial Statements . . . . .

          ----------------

         Until ___________, 2000 (365 days after date of this Prospectus), all persons effecting transactions in the Shares whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of persons to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                      =====================================

                                 NATIONAL REHAB

                                PROPERTIES, INC.

                                10,000,000 SHARES

                                   ----------
                                   PROSPECTUS
                                   ----------

                                 ________, 2000

                      =====================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

         The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

                  SEC Registration Fee                         $    695.00
                  Transfer Agent Fees*                            3,000.00
                  Printing Costs*                                 5,000.00
                  Legal Fees and Expenses*                       50,000.00
                  Accounting Fees and Expenses*                  15,000.00
                  Blue Sky Fees and Expenses*                    15,000.00
                  Miscellaneous*                                  1,305.00
                                                               -----------
                  Total                                        $ 90,000.00

* Indicates expenses that have been estimated for the purpose of filing. Printing costs include costs associated with electronic filing on EDGAR.

Item 14. Indemnification of Directors and Officers

         Article IX of the Company's By-laws provides indemnification provisions for its officers, directors, employees or agents.

         The provisions of Section 78.751, Nevada Statutes, dealing with indemnification of corporate officers, directors or agents, provide as follows:

         "(1) A corporation may indemnify any person who was or is a party, or is threatened to be made party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contenders or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

         (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employees, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

                  (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding;

                  (b) If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  (c) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or proceeding.

         (5) Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon a preliminary determination following one of the procedures set forth in subsection (4) that the director, officer, employee, or agent met the applicable standard of conduct set forth in subsection (1) or subsection (2) or as authorized by the Board of Directors in the specific case and, in either event, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

         (6) A corporation shall have the power to make any other or further indemnification of any of its directors, officers, employees, or agents under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, except an indemnification against gross negligence or willful misconduct.

         (7) Indemnification as provided in this section shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         (8) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving as the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

         (9) If any expenses or other amounts are paid by way of indemnification otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the time of delivery to shareholders of written notice of the next annual meeting of shareholders, unless such meeting is held within 3 months from the date of such payment, and, in any event, within 15 months from the date of such payment, deliver either personally or by mail to each shareholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation."

INDEMNIFICATION UNDERTAKING

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefor unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and is therefor unenforceable and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

         The Company as reflected post merger, was incorporated on October 18, 1971. In January, 1999, the Company effected a reverse split of its common stock on a 1 for 10 basis. In April 1999, the Company issued senior subordinated debentures convertible into shares of Common Stock. As of July 31, 1999, restricted Common Stock totaling $211,500 was issued and paid for. An additional $257,500 of Common Stock was issued upon conversion of debentures issued in April 1999. In August of 1999, an additional $300,000 was received for the issuance of additional senior subordinated convertible debentures.

         The sales set forth above are claimed to be exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933, as transactions by an issuer not involving any public offering as well as pursuant to Rule 504 of Regulation D.

Item 16. List of Exhibits

EXHIBIT    DESCRIPTION                                                  PAGE NO.

  3.1      Articles of Incorporation
  3.2      By-Laws

  4.1      Specimen Common Stock Certificate
  4.2      Specimen Class A Common Stock Certificate*

   5       Opinion of Registrant's Counsel

 24.1      Consent of Richard P. Greene, P.A., Registrant's Counsel
 24.2      Consent of Cummings-Grayson & Co., P.A., Registrant's
             Accountant

 -------------
 *       To be filed by amendment.

Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by Section 10(a)
(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of MIAMI, and State of Florida on OCTOBER 21, 1999.

                         NATIONAL REHAB PROPERTIES, INC.

                      By: /S/ RICHARD ASTROM
                         -----------------------------------
                         RICHARD ASTROM
                         President/Principal Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                    Title                                Date
----------                   ------                               -----

/S/ RICHARD ASTROM           President and Director               10/21/99
-------------------------
Richard Astrom               (Principal Executive Officer)

/S/ CHRISTOPHER ASTROM       Vice President and Director          10/21/99
-------------------------
Christopher Astrom           Treasurer, (Principal
                             Accounting Officer)

            INDEX TO EXHIBITS PURSUANT TO ITEM 601 OF REGULATION S-B

EXHIBIT     DESCRIPTION                                                 PAGE NO.

  3.1       Articles of Incorporation
  3.2       By-Laws

  4.1       Specimen Common Stock Certificate
  4.2       Specimen Class A Redeemable Warrant Certificate

   5        Opinion of Registrant's Counsel

 24.1       Consent of Richard P. Greene, P.A., Registrant's Counsel
 24.2       Consent of Cummings-Grayson & Co., P.A., Registrant's
              Accountant

 -------------
 *       To be filed by amendment.